                             TGF INVESTMENTS, L.P.
                                  SUITE 3000
                            311 SOUTH WACKER DRIVE
                            CHICAGO, ILLINOIS 60606
                                 312 360 6501
                               FAX: 312 360 6571


                                                            Thomas G. Fitzgerald
                                                                Managing Partner


                               November 7, 1996


To our fellow Shareholders of
Hinsdale Financial Corporation


        JOIN WITH US AND VOTE AGAINST MERGER WITH LIBERTY BANCORP, INC.
                     PROTECT THE VALUE OF YOUR INVESTMENT!


Dear Shareholder:

As both a holder representing 80,000 shares of Hinsdale Financial Corporation and an experienced bank and thrift stock investor, I studied carefully the proxy materials for management's proposed "merger of equals" between Hinsdale and Liberty Bancorp, Inc. The merits of this proposal are extremely modest and are far outweighed by the deal's detriments.

Clearly there are strategic alternatives to enhance shareholder value that management should instead explore--AND THIS DEAL IS NOT ONE OF THEM.

I VOTED AGAINST THE PROPOSED MERGER WITH LIBERTY BANCORP, INC. AND I AM WRITING TO URGE THAT YOU DO THE SAME.

Given Hinsdale's weak operating performance as a standalone entity under current management, it makes sense to look at strategic alternatives. Unfortunately, management picked the wrong one. The proposed Liberty "merger of equals" would be a major step backward, conceding a significant portion of Hinsdale's franchise value to Liberty's shareholders.


                       VOTE NO TO THIS NON-PREMIUM DEAL!
                              EVERY VOTE COUNTS!

A SALE FOR A PREMIUM MAKES MUCH MORE STRATEGIC SENSE. Consider the following recently announced sales of suburban area thrift institutions such as Hinsdale:

                                                                  SALES PRICE TO
                                                                   TANGIBLE BOOK
THRIFT INSTITUTION               TRANSACTION DATE                  VALUE RATIO
------------------               ----------------                 --------------
 LGF Bancorp, Inc.                  4/29/94                             167%
LaGrange, Illinois

Amerifed Financial                   1/9/95                             175%
    Corporation
 Joliet, Illinois

  Deerbank Corp.                     7/1/95                             193%
Deerfield, Illinois

  AVERAGE PREMIUM                                                       179%


Why should Hinsdale be worth any less than these? At just the average multiple of book, HINSDALE SHOULD BE WORTH OVER $36 PER SHARE. This is far in excess of the value the market is now putting on a combined Hinsdale/Liberty organization.

In making up your mind how you will vote, consider the following:

1. The merger proposal TOTALLY IGNORES ANY PREMIUM that should attach to the Hinsdale franchise for its excellent suburban locations. Management is apparently of the view that the Chicago city locations of Liberty are equal to Hinsdale's suburban ones. WE DISAGREE.

2. The merger proposal excludes the value of HINSDALE'S GOODWILL CLAIM, even though management reported to us last year that Hinsdale was seeking $48 million in damages, or $17.81 PER SHARE. Hinsdale's shareholders should not have to give up half of its value and pass it to Liberty shareholders.

3. Management secured a fairness opinion regarding only the exchange ratio, not whether it is a smart deal. The opinion is extremely blunt: "THIS OPINION DOES NOT ADDRESS THE RELATIVE MERITS OF THE MERGER AND ANY OTHER
     POTENTIAL TRANSACTIONS OR BUSINESS STRATEGIES...."

4. In our view it is clear the market doesn't like the proposed deal at all. Hinsdale's stock peaked earlier in the Summer at $26.75 per share and now trades at $23.25. This is in spite of the fact that comparable financial institutions have traded up since the time of the merger announcement.


                       YOUR "AGAINST" VOTE IS IMPORTANT!

There are others with significant holdings that have noticed the same problems with the deal. See The Chicago Tribune article of August 8, 1996 where an investor called the merger proposal "[O]ne of the worst deals I've ever seen...
It's horrible for Hinsdale shareholders.  It's brilliant for Liberty.... This is an example of a really bad deal, and every once in a while we need to see one to remind everyone of the dangers." THE TRIBUNE REPORTED HOWE BARNES INVESTMENT'S VIEW THAT HINSDALE WOULD BE WORTH "$30 IN A TAKEOUT."/1/

On the merits we believe that the proposal must be defeated. If so, Hinsdale would then be free to pursue a sale of its franchise FOR A SIGNIFICANT PREMIUM over its current trading range or that likely to emerge from a combination with Liberty.

Unfortunately Hinsdale management has already committed to the deal with Liberty, entered into "Lock-ups," and contractually agreed to support the deal. Under the circumstances it is not realistic that management will turn back.
You can expect management will make every effort to get you to vote their way. In making up your mind, however, consider that management's view is jaded: the proposed "merger of equals" allows management to stay entrenched whether or not shareholders do well financially.

If you have already voted and want to change your vote and have stock on deposit with your brokerage firm or bank, contact them for details on how to revoke your proxy. If you have any questions, please feel free to call MacKenzie Partners, Inc., who is assisting us in getting this message out to shareholders, at 1-800-322-2885.

Thank you for your consideration of this most important matter.


                                       Sincerely,



                                       /s/ Thomas G. Fitzgerald
                                       Thomas G. Fitzgerald
                                       Managing Partner



-------------
/1./ August 8, 1996, by John Schmeltzer, Chicago Tribune. Permission to quote was neither sought nor obtained.